                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION

                  (a wholly owned subsidiary of American Express
                      Travel Related Services Company, Inc.)

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                               Three Months
                              Ended March 31,
                                (Unaudited)            Years Ended December 31,
                              --------------    ---------------------------------------
                              2004     2003     2003    2002     2001     2000     1999
                              --------------    ---------------------------------------

Earnings:
Net income                    $ 57     $ 66   $  260   $  228   $  277   $  286   $  223
Income tax provision            30       35      135      118      140      150      120
Interest expense               200      216      852      916    1,458    1,459    1,130
                              ----     ----   ------   ------   ------   ------   ------

Total earnings (a)            $287     $317   $1,247   $1,262   $1,875   $1,895   $1,473
                              ====     ====   ======   ======   ======   ======   ======

Fixed charges -
   interest expense (b)       $200     $216   $  852   $  916   $1,458   $1,459   $1,130
                              ====     ====   ======   ======   ======   ======   ======

Ratio of earnings
   to fixed charges (a/b)     1.43     1.47     1.46     1.38     1.29     1.30     1.30

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Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.